Exhibit 4.16

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of 14 December, 2014, is by and among China Lodging Group, Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”), and AAPC Hong Kong Limited, a company incorporated under the laws of Hong Kong having its registered office address at Room 803, 8th Floor, Axa Centre, 151, Gloucester Road, Wan Chai, Hong Kong (the “Investor”).  Unless otherwise defined, capitalized terms used in this Agreement are defined in clause 11 or in the Master Purchase Agreement (as defined below); references to a “Schedule” are, unless otherwise specified, to a Schedule attached to this Agreement.

WHEREAS, China Lodging Investment Limited, a wholly-owned subsidiary of the Company (the “Purchaser”), has entered as of the date hereof into the Master Purchase Agreement with Investor (“Master Purchase Agreement”) pursuant to which the Purchaser will purchase interests in certain Hong Kong entities with underlying operations in the PRC, Taiwan and Mongolia and such other rights as detailed therein (the “Consideration”), in consideration for the issuance of Ordinary Shares as described herein.

WHEREAS, the Master Purchase Agreement sets out the terms of the purchase of the Hong Kong entities by the Purchaser but provides that the terms of the purchase of shares of the Company shall be described in a separate purchase agreement.

WHEREAS, the Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Regulation S as promulgated under the Securities Act (“Regulation S”);

WHEREAS, the Company desires to issue and sell to the Investor and the Investor desires to purchase from the Company, upon the terms and conditions stated in this Agreement, the Purchased Shares and Top-Up Shares, if any (as both are defined below);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor respectively agree, as follows:

1.                                      Agreement to Sell and Purchase Securities.

1.1                               At the Closing, subject to the terms and conditions of this Agreement, the Investor will purchase from the Company, and the Company will issue and sell to the Investor, the Purchased Shares in consideration for the Consideration.

1.2                               The Parties agree and acknowledge that it is the desire of Investor and the Company that at the Closing Investor would own 10% of the Pro Forma Share Capital and that as of the date hereof, the Purchased Shares (if issued as of the date hereof) would represent a smaller percentage of the Company’s issued and outstanding shares.  The Parties agree that (i)

subject to the standstill restrictions contained in the Non-Competition Agreement, the Investor may purchase Ordinary Shares or ADSs prior to the Closing (“Public Purchases”); and (ii) at the Closing, subject to the terms and conditions of this Agreement, at the election of the Purchaser, to be made in writing to the Company no later than three Business Days prior to Closing (which election shall specify the number of Top-Up Shares to be purchased by the Investor at the Closing) the Company shall issue and sell to the Investor, and the Investor shall purchase, the number of Top-Up Shares the Investor elects to purchase (subject to the limitation on the possible number of Top-Up Shares set forth in the definition of “Top-Up Shares” set forth herein), at a price per Ordinary Share of $6.2625 (“Top-Up Share Price”).

1.3                               The number of Purchased Shares shall be adjusted as follows:

(a)                                 in the event the result of subtracting the Total Adjusted Valuation from 160,631,000 is positive, by reducing the number of Purchased Shares by an amount equal to such result divided by 6.6375; and

(b)                                 in the event the result of subtracting the Total Adjusted Valuation from 160,631,000 is negative, by increasing the number of Purchased Shares by an amount equal to such result (as a positive and not a negative number) divided by 6.6375.

2.                                      Closing of Sale and Purchase of Securities.

2.1                               The purchase and delivery of the Purchased Shares and the Top-Up Shares, if any, shall take place at the same location as Closing (as defined in the Master Purchase Agreement) at a closing (the “Closing”) on the Closing Date.

2.2                               At the Closing, the Company will deliver or cause to be delivered to the Investor:

(a)                                 one or more duly executed share certificates in original form, registered in the name of the Investor, together with a certified true copy of the register of the members of the Company, evidencing that the Purchased Shares and the Top-Up Shares, if any, have been issued and sold to the Investor;

(b)                                 a certificate of an officer of the Company dated the Closing Date, certifying that the conditions specified in clause 3.2(a) have been fulfilled;

(c)                                  a certificate of an officer of the Company dated the Closing Date, certifying the capitalization of the Company as of the close of trading on the last Business Day immediately preceding the Closing Date and all such other matters described in clause 4.5, including without limitation, a list of all authorized, reserved and issued and outstanding securities of the Company and any Options, Convertible Securities or any other legally binding commitments to authorize, reserve or issue any securities or any instrument that could convert into any securities of the Company;

(d)                                 a copy of resolutions (the “Board Resolutions”) adopted by the Board of Directors approving (i) the transactions contemplated by this Agreement, including without limitation, the issuance of the Purchased Shares and Top-Up Shares, if any, (ii) the appointment of a director designated by the Investor to the Board of Directors of the Company, effective upon Closing, and (iii) any Cayman Islands filing requirements with respect thereto; and

(e)                                  a certificate of the Secretary of the Company, dated as of the Closing Date, (i) certifying the Board Resolutions, (ii) certifying the current version of the Articles, and (iii) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

2.3                               At the Closing, the Investor shall deliver or cause to be delivered to the Company:

(a)                                 the Consideration, in the manner described in the Master Purchase Agreement;

(b)                                 a certificate of an officer of the Investor dated the Closing Date, certifying that the conditions specified in clause 3.3(a) have been fulfilled (each an “Investor Certificate”); and

(c)                                  an amount equal to the product of the number of Top-Up Shares multiplied by the Top-Up Share Price, in the event that the Company is required to issue any Top-Up Shares under clause 1.2, to a bank account designated by the Company no less than three Business Days prior to the Closing.

3.                                      Conditions to Closing.

3.1                               Conditions Precedent to Obligations of the Investor and the Company on the Closing Date.  The Company’s obligation to issue the Purchased Shares and Top-Up Shares at the Closing and the obligation of the Investor to purchase and pay for the Purchased Shares and Top-Up Shares to be sold to it at the Closing are subject to the fulfillment prior to or at the Closing of the following conditions, any or all of which may be waived in writing at the option of both the Company and the Investor:

(a)                                 Investment Not Prohibited.  On the Closing Date, the purchase of the Purchased Shares by the Investor shall not be enjoined (temporarily or permanently) under, prohibited by or contrary to any injunction, order or decree applicable to the Investor or the Company.

(b)                                 Master Purchase Agreement and other Transaction Documents.  Simultaneously with the Closing, the parties and/or their Affiliates shall consummate the transactions and actions to be consummated at the closing of the Master Purchase Agreement, including without limitation the due execution and delivery of, and the taking (or waiver) of any actions required at or prior to Closing pursuant to, all Transaction Documents.

3.2                               Conditions Precedent to Obligations of the Investor on the Closing Date.  The obligation of the Investor to purchase and pay for the Purchased Shares and the Top-Up Shares, if any, to be sold to it at the Closing is subject to the fulfillment prior to or at the Closing of the following conditions, any or all of which may be waived in writing at the option of the Investor:

(a)                                 Representations, Warranties, Covenants and Agreements.  (I) (1) The representations and warranties of the Company contained herein that are made as of the date hereof or as of a specific date: (i) that are qualified by “material”, “materiality”, “Material Adverse Effect” or other terms of similar import (“Materiality Qualifiers”) shall be true and correct in all respects, or (ii) that are not qualified by Materiality Qualifiers shall be true and correct in all material respects, in each case when made or as of the specific date made; (2) the representations and warranties of the Company contained herein that are not made as of a specific date, as updated by any matters disclosed in any SEC Filings with respect to events that occurred after the date hereof of the Company (“Subsequent Disclosed Events”) (i) that are qualified by Materiality Qualifiers shall be true and correct as of the Closing in all respects, or (ii) that are not qualified by Materiality Qualifiers shall be true and correct as of the Closing in all material respects, and (3) the Subsequent Disclosed Events, shall not have, individually or in the aggregate, caused or resulted in a Material Adverse Effect; and (II) the Company shall have performed and complied in all material respects with all, and not be in material breach or default under any, agreements, covenants and obligations contained in this Agreement or any of the Transaction Documents that the Company is required to perform or comply with on or before the Closing Date.

(b)                                 Corporate Approvals.  The Company will have duly approved the execution, delivery and performance of this Agreement, including without limitation, the issuance of the Purchased Shares and the Top-Up Shares, if any, to the Investor.

(c)                                  Material Licenses. All Authorizations required by the Company to enable it to carry on its business as currently operated (other than Authorizations the absence of which would not materially affect the ability of the Company to conduct its business in the ordinary course and consistent with past practice) have been obtained or effected and are in full force and effect, and no such Authorization shall have expired, lapsed, terminated or revoked, except if such expiration, lapse, termination or revocation would not materially affect the ability of the Company to run its business as currently operated.

(d)                                 Board Member.  The Board of Directors of the Company will have appointed a person designated by the Investor to the Board of Directors of the Company, effective as of Closing.

3.3                               Conditions Precedent to Obligations of the Company on the Closing Date.  The Company’s obligation to issue the Purchased Shares and the Top-Up Shares, if any, at the Closing is subject to the fulfillment prior to or at the Closing of the following conditions, any or all of which may be waived in writing at the option of the Company:

(a)                                 Representations, Warranties, Covenants and Agreements.  The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date); and the Investor shall have performed and complied with all, and not be in material breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

4.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) to the Investor as follows:

4.1                               Organization and Qualification.  The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and legal authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation of any of the provisions of its certificate of incorporation or Articles, bylaws or other organizational or charter documents.  The Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.2                               Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery by the Company of each of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company or its Board of Directors or shareholders.  Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and each Transaction Document executed by the Company, or when delivered in accordance with the terms hereof, will, constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3                               Filings, Consents and Approvals.  Except as set forth in Annex A hereto, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than any filings required by the Securities Act to disclose the material terms of the Transaction Documents.

4.4                               No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of its Articles or other governance documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under the terms or conditions of, any agreement, credit facility, debt or other instrument (evidencing the Company’s debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including, assuming the accuracy of the representations and warranties of the Investor set forth in clause 5 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company is bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect or would reasonably be expected to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

4.5                               Purchased Shares and Top-Up Shares.  The Purchased Shares and the Top-Up Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and will not be subject to preemptive or similar rights of shareholders.  No vote of any class or series of capital stock of or any equity interests in the Company is necessary to approve the issuance of the Purchased Shares and Top-Up Shares, if any, or any other matter or agreement included in any of the Transaction Documents. Assuming the accuracy of the representations and warranties of the Investor, the Purchased Securities and Top-Up Shares, if any, will be issued in compliance with all applicable federal and state securities laws, and following issuance shall be freely transferable subject to the Articles, applicable federal and state securities laws and the terms of the Transaction Documents.

4.6                               Capitalization.  The authorized, issued and outstanding capital stock of the Company is as of 24 November 2014, (i) 8,000,000,000 Ordinary Shares are authorized and 249,946,087 Ordinary Shares (“Represented Capital”) are issued and outstanding; (i) 1,000,000,000 Preferred Shares are authorized, none of which are issued and outstanding; and (iii) 100,000,000 ADSs are authorized and 33,431,294 ADSs are issued and outstanding and the Company does not have any other class of shares or equity securities authorized or issued.  As of 24 November 2014, 133,725,176 Ordinary Shares have been deposited with the depositary which has issued 33,431,294 ADSs representing such Ordinary Shares.  As of the date hereof and as of the Closing Date, all outstanding shares of capital stock and ADSs are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance in all material respects with all applicable securities laws.  As of the date hereof, the Company has reserved 32,000,000 Ordinary Shares for issue pursuant to the Existing Share Incentive Plans, pursuant to which (i) the Company has issued 14,729,520 Ordinary Shares issued in respect of options already granted and exercised, (ii) options granted but not vested represent a total of 924,755 Ordinary Shares, (iii) options granted and vested but not yet exercised represent a total of 4,737,632 Ordinary Shares, (iv) restricted stock granted and vested represent a total of 1,011,688 Ordinary Shares, (v) restricted stock but not vested represent a total of 1,475,486 Ordinary Shares, and (vi) a maximum of 16,258,792 Ordinary Shares may still be issued by the Company.  Subject to the previous sentence, the Company did not have outstanding on the date hereof any other Options, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire or the right to have redeemed or purchased, any Company Securities, including without limitation, the Purchased Shares or the Top-Up Shares, if any, or securities or rights convertible or exchangeable into any Ordinary Shares.  Except as disclosed in SEC Filings, and except for customary adjustments as a result of stock dividends, share splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Purchased Shares and the Top-Up Shares, if any, will not obligate the Company to issue any Company Securities to any Person (other than the Investor) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.

4.7                               SEC Filings; Financial Statements.

(a)                                 The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the period from January 1, 2012 to the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Filings prior to the expiration of any such extension.  Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Filings” and, together with this Agreement and the Schedule to this Agreement, the “Disclosure Materials.”

(b)                                 As of their respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), the SEC Filings filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Filings, when filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such SEC Fillings may have been subsequently amended or supplemented to correct such misstatement or omission.

(c)                                  The audited financial statements of the Company included in the SEC Filings comply in all material respects with United States generally accepted account principles and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing).

4.8                               Material Changes.  Since the date of the latest audited financial statements included within the SEC Filings and prior to the date hereof, except as disclosed in the SEC Filings (other than forward-looking statements, risk factors and others statements cautionary in nature), (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in a Material Adverse Effect), (ii) none of the Company Parties has altered its method of accounting or changed its auditors, (iii) none of the Company Parties has declared or made any dividend or distribution of cash or other property to its shareholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (iv) none of the Company Parties has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans. The Company does not have pending before the SEC any request for confidential treatment of information.

4.9                               Compliance with US Securities Laws.  Neither the Company, any of its Affiliates or any Person acting on its or their behalf has offered, sold, or solicited orders or offers to buy, or otherwise has taken any other action or has negotiated in respect of, any security of the Company under circumstances that would require the registration of the Purchased Shares under the Securities Act.

4.10                        Private Placement.  Neither the Company nor any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Purchased Shares as contemplated hereby, or (ii) cause the offering of the Purchased Shares and Top-Up Shares pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market.  Assuming the accuracy of the representations and warranties of the Investor set forth in clause 5, no registration under the Securities Act is required of the offer and sale of the Purchased Shares by the Company to Investor as contemplated hereby. The sale and issuance of the Purchased Shares and Top-Up Shares hereunder does not contravene the rules and regulations of any Trading Market on which the ADSs are listed or quoted.

4.11                        Listing and Maintenance Requirements.  The Company has not, in the twelve months preceding the date hereof, received notice (written or oral) from any Trading Market on which the Ordinary Shares or ADSs are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  The Company is in compliance with all such listing and maintenance requirements and, to the Company’s knowledge, there are no circumstances that could reasonably be expected to result in any breach or non-compliance of such requirements.

4.12                        Registration Rights. Except as disclosed in the SEC Filings, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not expired or been satisfied or waived. Except as disclosed in SEC filings, the Company is not restricted or limited in any way, pursuant to any agreement or otherwise, from granting the registration rights to be granted to the Investor under the Registration Rights Agreement.

4.13                        Absence of Litigation.  Except as disclosed in the SEC Filings (other than forward-looking statements, risk factors and others statements cautionary in nature), to the Company’s knowledge, there is no action, suit, claim, Proceeding, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company’s knowledge, threatened against or affecting the Company that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

4.14                        Material Licenses.  Except as would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Company has obtained all Authorizations required to enable it to carry on its business as currently operated and such Authorizations are in full force and effect, and (ii) neither the Company nor any Subsidiary has received any notice challenging the validity of or of any proceedings relating to the revocation or modification of, any such Authorizations.

4.15                        Compliance. Except as disclosed in the SEC Filings, (i) none of the Company Parties is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by any of them under) in any material respect, nor has any Company Party received written notice of a material claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) none of the Company Parties is in material violation of any order of any court, arbitrator or governmental body, and (iii) none of the Company Parties is and neither has been in material violation of any statute, rule or regulation of any governmental authority.

4.16                        Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.17                        Sarbanes-Oxley Act. The Company is in compliance in all respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

4.18                        Transactions With Affiliates and Employees. Except as set forth in the SEC Filings made on or prior to the date hereof, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

4.19                        Conduct of Business. Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any of its directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from corporate funds; (c) violated in any material respect any provision of any anti-corruption or similar laws of any applicable jurisdiction; or (d) made any other unlawful payment to any foreign or domestic government official or employee.

4.20                        Reliance by Investor. The Company acknowledges that the Investor will rely upon the truth and accuracy of, and the Company’s (and the Company’s Subsidiaries’) compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

4.21                        Intellectual Property. Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries has received any notice of and there is no pending or, to the Company’s knowledge, any threatened material action, suit, proceedings or claims by others that any of them infringe or otherwise violate any intellectual property rights of any other person.

5.                                      Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company as follows:

5.1                               Organization; Authority.  The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The Investor is a wholly-owned subsidiary of Seller Parent.  The purchase by the Investor of the Purchased Shares and Top-Up Shares hereunder has been duly authorized by all necessary corporate, partnership or other action on the part of the Investor.  This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.2                               No Public Sale or Distribution.  The Investor is acquiring the Purchased Shares and the Top-Up Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Investor does not have a present arrangement to effect any distribution of the Purchased Shares or the Top-Up Shares to or through any person or entity.  The Investor understands that the Purchased Shares and the Top-Up Shares may not, absent an applicable exemption, be transferred without registration and/or qualification under the Securities Act and applicable state securities laws and the laws of any other applicable jurisdiction.

5.3                               Investor Status.  At the time the Investor was offered the Purchased Shares and the Top-Up Shares, it was, and at the date hereof it is, an “accredited investor,” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  The Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Company on or prior to the date of this Agreement, the Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.  Neither the Investor nor any of its Affiliates hold any shares in the Company or Ctrip.

5.4                               Offshore Transaction.  The Investor is a resident of Hong Kong and is not a U.S. person under the meaning of Regulation S.  At the time of completion, execution and delivery of this Agreement and the time of any offer to the Investor to purchase the Purchased Shares and the Top-Up Shares hereunder, the Investor was physically present outside the United State and the offer and sale of the Purchased Shares the Top-Up Shares being made to the Investor by the Company were made by the Company to the Investor outside of the United States.  The Investor hereby certifies to the Company that it is not acquiring the Purchased Shares or the Top-Up Shares for the account or benefit of any U.S. person.

5.5                               No Hedging.  Prior to Closing, neither the Investor nor any of its Affiliates will, directly or indirectly hold or maintain any short position in or engage in hedging transactions with respect to any class of share capital of the Company or any other securities of the Company, other than in accordance with the Securities Act.  The Investor may purchase Ordinary Shares or ADSs prior to the Closing, as provided in Clause 9.

5.6                               General Solicitation.  The Investor is not purchasing the Purchased Shares or the Top-Up Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares or the Top-Up Shares published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

5.7                               Experience of Investor.  The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares and the Top-Up Shares, and has so evaluated the merits and risks of such investment.  The Investor understands that it must bear the economic risk of this investment in the Purchased Shares and the the Top-Up Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

5.8                               Access to Information.  The Investor acknowledges that it has reviewed the Disclosure Materials, and all other materials the Investor deemed necessary for the purpose of making an investment decision with respect to the Purchased Shares the Top-Up Shares, and has been afforded:  (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company’s business, management and financial affairs and terms and conditions of the offering of the Purchased Shares the Top-Up Shares and the merits and risks of investing in the Purchased Shares the Top-Up Shares; (ii) access to information (including material non-public information) about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  The Investor has evaluated the risks of investing in the Purchased Shares and the Top-Up Shares, understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for itself.

5.9                               No Governmental Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Purchased Shares or the Top-Up Shares or the fairness or suitability of the investment in the Purchased Shares or the Top-Up Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares or the Top-Up Shares.

5.10                        Reliance on Exemptions.  The Investor understands that the Purchased Shares and the Top-Up Shares have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Shares or the Top-Up Shares.

5.11                        Absence of Litigation.  To the Investor’s knowledge, there is no action, suit, claim, Proceeding, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Investor’s knowledge, threatened against or affecting the Investor or any of its Affiliates that would be reasonably likely individually or in the aggregate to impair or delay the ability of the Investor, Accor Parent or any of their Affiliates to consummate the transactions contemplated by this Agreement.

5.12                        No Conflicts.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such that are not material to the transactions contemplated by this Agreement and do not otherwise affect the ability of the Investor to consummate the transactions contemplated hereby.

5.13                        Legends.  It is understood that certificates evidencing the Purchased Shares and the Top-Up Shares may bear any legend as required by the Blue Sky laws of any state.

5.14                        Reliance by Company. The Investor acknowledges that the Company will rely upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein.

6.                                      Restrictions on Transfer; Other Agreements of the Parties.

6.1                               Legends and other Matters.

(a)                                 Restrictive Legends.  Any certificate or other document issued in respect of any Purchased Shares and Top-Up Shares shall be endorsed with the legend set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED (1) ABSENT AN EFFECTIVE REGISTRATION

THEREOF UNDER THE SECURITIES ACT (2) ABSENT AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR THAT SUCH TRANSACTION COMPLIES WITH THE RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR, (3) EXCEPT IN A TRANSACTION IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, AND ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER BY THE TERMS OF A NON-COMPETITION AGREEMENT, DATED AS OF [•], ENTERED INTO AMONG THE COMPANY AND THE OTHER PARTIES THERETO, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SUCH COMPANY.”

(b)                                 The Company shall maintain a copy of this Agreement and any amendments thereto on file in its principal offices, and will make such copy available during normal business hours for inspection to any party thereto or will provide such copy to the Investor or any transferee upon its or their request.  Whenever the legend requirements imposed by this clause 6.1 shall terminate, as provided in clause 6.2, the respective holders of Purchased Shares and Top-Up Shares for which such legend requirements have terminated shall be entitled to receive from the Company, at the Company’s expense, certificates representing the Purchased Shares and Top-Up Shares without such legend.

6.2                               Notice of Transfer, Opinions of Counsel.  Each holder of the Purchased Shares and Top-Up Shares bearing the restrictive legend set forth in clause 6.1 above (a “Restricted Security”), agrees with respect to any transfer of such Restricted Security to give to the Company (a) written notice describing the transferee and the circumstances, if any, necessary to establish the availability of an exemption from the registration requirements of the Securities Act or any state law and (b) upon reasonable request by the Company to such transferring holder, an opinion of counsel (at the expense of such holder), which is knowledgeable in securities law matters (including in-house counsel), in form and substance reasonably satisfactory to the Company to the effect that the proposed transfer of such Restricted Security may be effected without registration of such Restricted Security under the Securities Act or any state law.  If for any reason the Company (after having been furnished with the opinion required to be furnished pursuant to this clause 6.2), shall fail to notify such holder within ten Business Days after such holder shall have delivered such notice of opinion to the Company that, in its or its counsel’s opinion, the transfer may not be legally effective (the “Illegal Transfer Notice”), such holders shall thereupon be entitled to transfer the Restricted Security as proposed.  If the holder of the Restricted Security delivers to the Company an opinion of counsel (including in-house counselor regular counsel to the Investor or its investment adviser) which is in form and substance reasonably satisfactory to the Company that subsequent transfers of such Restricted Security will not require registration under the Securities Act or any state law, and the Company does not provide the holders with an Illegal Transfer Notice as set forth above, the Company will within a reasonable period after such contemplated transfer, deliver new certificates for such Restricted Security which do not bear the Securities Act legend set forth in clause 6.1(a) above.  The restrictions imposed by this clause 6 upon the transferability of any particular Restricted Security shall cease and terminate when such Restricted Security has been sold pursuant to an effective registration statement under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act.  The holder of any Restricted Security as to which such restrictions shall have terminated shall be entitled to receive from the Company a new security of the same type but not bearing the restrictive Securities Act legend set forth in clause 6.1 and not containing any other reference to the restrictions imposed by this clause 6.  Notwithstanding any of the foregoing, no opinion of counsel will be required to be rendered pursuant to this clause 6.2 with respect to the transfer of any securities on which the restrictive legend has been removed in accordance with this clause 6.2.  As used in this clause 6.2, the term “transfer” encompasses any sale, transfer or other disposition of any securities referred to herein.

6.3                               Lock Up and Standstill Restrictions.  Investor acknowledges that the Purchased Shares and Top-Up Shares are subject to certain lockup and standstill restrictions set forth in the Non-Competition Agreement.

7.                                      Board Representation.

7.1                               Effective at Closing, the size of the Board shall increase by one (1) director, and subject to the conditions described in the Voting and ROFR Agreement to be executed at the Closing, (a) such vacancy shall be filled by a person who is designated by Investor (the “Investor Director”) and who shall have no criminal record and the appointment of which shall not cause the Company to violate any anti-corruption rules or to lose any material licenses, and (b) such person shall, unless removed by Investor or otherwise as provide in Clause 7.2 below or for cause, serve as a duly appointed director of the Company.  Each subsequent designee of Investor shall be nominated by the Board for election by the Board or the shareholders to the Board, and if so appointed, shall serve as a duly appointed director of the Company all as set forth and subject to the conditions described in the Voting and ROFR Agreement to be executed at the Closing.

7.2                               From the date hereof, the Company shall procure that, on or prior to, and as a condition to, its issuance of any Securities (other than in connection with the grant and exercise of options and Restricted  Stock under the Company’s Existing Share Incentive Plans) it shall procure that the Articles will be amended as provided in the Voting and ROFR Agreement to take effect from and after the Closing, provided that such obligation shall permanently terminate upon the earlier to occur of (i) from and after the Closing, the Investor and its Affiliates failing for a period of twelve (12) consecutive months to own Ordinary Shares (including, without limitation, any Ordinary Shares represented by ADSs) that represent an amount equal to or greater than 5% of the Pro Forma Share Capital, and (ii) any other termination event with respect to such right of board representation as provided in the Voting and ROFR Agreement other than pursuant to clause 8.1(a) therein.  In addition, in the event the Company consummates any statutory merger, scheme of arrangement or other similar event, the obligations in clauses 7.1 and 7.2 shall bind any successor in interest to the Company.

7.3                               The references to the Voting and ROFR Agreement herein shall be to all relevant provisions of the Voting and ROFR Agreement (including those relevant to the termination of the Investor’s  right of board representation provided herein) regardless of whether or not the Voting and ROFR Agreement is then in effect or has been terminated.

8.                                      Succession. If at any time prior to Closing or the termination of this Agreement, the Founder leaves his position as chairman and chief executive officer of the Company, or ceases to be responsible for overall management of the Company, or any of his material duties or responsibilities are assigned to any other person including but not limited to by reason of his death, disability, retirement, termination of employment, or amendment of the terms of his employment as chief executive officer (the “Founder Departure”), the Company shall (w) notify the Investor within 10 days thereof, (x) if the Founder Departure is prior to the Closing, procure that a representative designated by the Investor be appointed as a non-voting observer who shall have all the rights as other members of such committee other than the right to vote  (the “Investor Observer”) of the nomination committee of the Board (or, if no such committee is established, as a non-voting observer of the Company’s Board of Directors) or such other committee of the Board authorized to appoint his successor or any person assuming any of his material duties or responsibilities (“Nomination Committee”), and (y) promptly (and no later than the time such information is provided to any other members of the Board or its nomination committee) share with the Investor Observer or Investor Director all relevant information with respect to any potential candidates provided to any other members of the Board or its nomination committee.

9.                                      Further Assurance.  Prior to Closing, the Company shall not grant any Person any registration rights on terms and conditions that contradict or conflict with the registration rights to be granted to the Investor at Closing pursuant to the Registration Rights Agreement.

10.                               Termination.

10.1                        This Agreement shall terminate automatically upon termination of the Master Purchase Agreement, and may also be terminated at any time prior to the Closing:

(a)                                 by the Investor if, between the date hereof and the Closing: (i) any representations and warranties of the Company contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (y) that are qualified by “materiality “ or “Material Adverse Effect” shall not have been true and correct when made, (ii) the Company shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it and such non-compliance cannot be cured by Closing, or (iii) the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to it as bankrupt or insolvent, or seeking its liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b)                                 by the Company if, prior to the Closing, the Investor makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Investor seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization;

(c)                                  by the Investor if the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization.

(d)                                 by either the Investor or the Company if the Closing shall not have occurred by the date being 15 months following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Clause 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)                                  by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(f)                                   by the mutual written consent of the Investor or the Company.

10.2                        In the event of termination of this Agreement as provided in Clause 10.1, all rights and obligations of the Parties shall cease immediately upon termination except that (i) termination will not affect the then accrued rights and obligations of the Parties (including the right to damages for breach, if any, given rise to the termination and nay other pre-termination breach by any Party), and (ii) termination will be without prejudice to the continued application of Clause 12, and any provision of this Agreement which is expressed to come into effect on, or to continue in effect after, that termination (and all provisions relevant to the interpretation and enforcement thereof), will remain in full force and effect.

11.                               Definitions As used herein the following terms have the following respective meanings:

“$” means United States Dollars, the lawful currency of the United States of America.

“ADSs” means the American Depositary Shares, par value $0.0001 each, each representing four Ordinary Shares, issued by the Company.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Agreement” has the meaning set forth in the preamble, as amended, modified or supplemented from time to time, together with any exhibits, schedules, appendices or other attachments thereto.

“Articles” means memorandum and articles of association of the Company, as amended, restated and/or supplemented from time to time.

“Articles Share Capital” means the sum of (i) 251,586,959 Ordinary Shares, (ii) the Purchased Shares and Top-Up Shares to the extent purchased by the Investor, and (iii) any Ordinary Shares or other Securities issued as part of any issuances of Securities by the Company post-Closing in which the Investor was entitled to participate on a pro rata basis (each as adjusted for stock splits, dividends, recapitalizations and the like).

“Authorization” means any authorization, consent, approval, resolution, license, exemption, filing, notarisation, lodgement or registration related to a Governmental Authority or otherwise.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day in which banks are not required or authorized to be closed in New York City, New York.

“Capitalization Certificate” has the meaning set forth in clause 2.2(e).

“Closing” has the meaning set forth in clause 2.

“Closing Date” means the date and time of the Closing, which shall occur on the date of the closing of the Master Purchase Agreement, provided that all conditions precedent set forth in clause 2 are satisfied or waived by the applicable parties or such other date and time as is mutually agreed to by the Company and the Investor.

“Company” has the meaning set forth in the preamble.

“Company Parties” means each of the Company and its Subsidiaries from time to time.

“Company Securities” means the Ordinary Shares, the Preferred Shares, the ADSs and any other securities that may be issued by the Company from time to time.

“Consideration” has the meaning set forth in the recitals.

“Convertible Securities” means any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares in the share capital of the Company, but excluding Options.

“Disclosure Materials” has the meaning set forth in clause 4.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Share Incentive Plans” means the Amended and Restated 2007 Global Share Plan approved by the members of the Company on 12 December 2007, the Amended and Restated 2008 Global Share Plan approved by the members of the Company on 31 October 2008, and the Amended and Restated 2009 Share Incentive Plan approved by the members of the Company in September 2009.

“FINRA” has the meaning set forth in clause 5.3.

“Founder” means Mr. Qi Ji, the Chairman of the Company.

“Governmental Authority” means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

“Illegal Transfer Notice” has the meaning set forth in clause 6.2.

“Investor” has the meaning set forth in the preamble.

“Investor Certificate” has the meaning set forth in clause 2.3(c).

“Lien” means any mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or other security interest, encumbrance or other title defect in or on any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale, trust receipt or other title retention agreement with respect to any Property or asset of such Person.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

“Material Adverse Effect” means a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries taken as a whole on a consolidated basis, provided, that, none of the following alone or taken together with any other changes or effects shall be deemed, in and of itself, to constitute a Material Adverse Effect:  (a) a change in the market price or trading volume of the Common Stock; (b) changes in general business, economic or political conditions or changes affecting the industry or segments thereof in which the Company operates generally (as opposed to Company-specific changes), including legal and regulatory changes, so long as such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole; (c) events, circumstances, changes or effects affecting the financial, credit or securities markets where the Company conducts operations, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement or any Transaction Documents; (e) strikes, slowdowns or work stoppages; (f) any reduction in the price of services or products offered by the Company or any of its Subsidiaries in response to the reduction in price of comparable services or products offered by a competitor; (g) any event, circumstance, change or effect caused by acts or armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof, (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events; (i) changes or modifications in applicable accounting principles or applicable law or the interpretation or enforcement thereof; (j) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period; (k) any event, circumstance, change or effect that results from any actions taken or not taken pursuant to or in accordance with this Agreement or any Transaction Documents or at the request of the Investor and (l) any event, circumstance, change or effect relating to or arising out of any matter set forth in the Disclosure Materials.

“Non-Competition Agreement” means the non-competition agreement dated as of the date hereof, by and between Accor S.A. and the company.

“Options” means any outstanding rights, warrants or options to subscribe for or purchase Ordinary Shares or other securities of the Company.

“Ordinary Shares” means ordinary shares issued by the Company with par value $0.0001 per share.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

“Preferred Shares” means preferred shares issued by the Company with par value $0.0001 per share.

“Pro Forma Share Capital” means the sum of (i) the Represented Capital (or, if the Represented Capital was incorrect, the actual number of issued and outstanding Ordinary Shares as of 24 November 2014), (ii) 1,640,872 Ordinary Shares, being the number of Ordinary Shares projected to be issued pursuant to the exercise of Options prior to the Closing, and (iii) the number of Purchased Shares, as adjusted for share splits, share dividends, combinations, recapitalizations and the like.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Shares” means (a) 24,200,500 Ordinary Shares, as adjusted pursuant to Clause 1.3 (as adjusted for share splits, share dividends, combinations, recapitalizations and the like).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered between the Company and the Investor relating to the registration of the Purchased Shares as described in the Master Purchase Agreement.

“Regulation S” has the meaning set forth in the recitals.

“Restricted Security” has the meaning set forth in clause 6.2.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in clause 4.6(a).

“Securities” means any securities issued by the Company (including without limitation, Ordinary Shares, Preferred Shares, ADSs) and any options to acquire any such securities and any securities that are convertible into any of them.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as from time to time amended.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns a majority of the outstanding equity and/or control.

“Top-Up Shares” means the number of Ordinary Shares to be purchased by Investor at Closing for cash pursuant to Clause 1.2(ii), which shall not exceed the lesser of (a) 3,941,091 Ordinary Shares less any Public Purchases (each number as adjusted for share splits, share dividends, combinations, recapitalizations and the like) and (b) a number of Ordinary Shares that, when taken together with the Purchased Shares and any Public Purchases, would represent 10% of the Pro Forma Share Capital.

“Total Adjusted Valuation” means the adjusted valuation in US dollars as agreed by Investor and the Company in accordance with the Schedule (Total Adjustment Valuation), based on the 2014 audited accounts of Investor’s operating businesses in the PRC.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” shall have the meaning given to it in the Master Purchase Agreement.

“Voting and ROFR Agreement” means the Voting and ROFR Agreement to be entered between the Investor thereof, Mr. Ji Qi and various other parties.

12.                               Miscellaneous.

12.1                        Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The parties shall equally bear any transfer agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Purchased Shares and the Top-Up Shares.

12.2                        Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  For the avoidance of doubt, this Agreement should be read in conjunction with the Master Purchase Agreement and therefore: (i) a default under this Agreement would constitute a default under the Master Purchase Agreement; (ii) the termination of any of these two agreements prior to their consummation shall automatically cause the termination of the other agreement; and (iii) the existence of remedies, indemnities, etc. that may apply to situations covered by both agreements  shall not entitle any party to remedies pursuant to both agreements with respect to the same breach(es).

12.3                        Notices.  All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted shall be in writing and shall be deemed given when received by:  (i) delivery personally or by commercial messenger; (ii) via a recognized overnight courier service, or (iii) facsimile or email transmission; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to the Company:                           China Lodging Group, Limited
c/o Offshore Codan Trust Company (Cayman) Limited
Cricket Square, Hutchins Drive
PO Box 2681
Grand Cayman KY1-1111
Cayman Islands

Email: jiqi@huazhu.com

Fax: +86 21 959536

Attention: Ji Qi

With a copy (which shall not constitute notice but is required) to:

Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing 100022 China

Email:  lee.edwards@shearman.com

Fax:  +86.10.59228081

Attention:  Lee Edwards, Esq.

If to the Investor:                                                                                                AAPC Hong Kong Limited
Room 803, 8th Floor, Axa Centre
151 Gloucester Road, Wanchai
Hong Kong

Email: kim.mooney@accor.com

Fax:

Attention: Kim Mooney

With a copy (which shall not constitute notice but is required) to:

Proskauer Rose LLP
Eleven Times Square
(Eighth Avenue & 41st Street)
New York, NY 10036-8299

Email:  jhorwitz@proskauer.com

Fax:  +1 212-969-2900

Attention:  Jeffrey A. Horwitz, Esq.

&

Proskauer Rose
17/F, Two Exchange Square
8 Connaught Place
Central, Hong Kong

Email: ytal@proskauer.com

Fax: +852-3410-8001

Attention: Yuval Tal, Esq.

Any party may change its address specified above by giving each party Notice of such change in accordance with this Clause 12.3.  Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

12.4                        Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

12.5                        Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12.6                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  The Investor may assign its rights under this Agreement to any Person to whom the Investor assigns or transfers any Purchased Securities or Top-Up Shares, if any, in accordance with the terms of the Non-Competition Agreement, provided (i) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written notice of (x) the name and address of such transferee or assignee and (y) the Purchased Securities or Top-Up Shares, if any, with respect to which such rights are being transferred or assigned, (iii) such transferee agrees in writing to be bound, with respect to the transferred Purchased Securities or Top-Up Shares, if any, by the provisions hereof and of the Non-Competition Agreement that apply to the Investor,  and (iv) such transfer shall have been made in accordance with the applicable requirements of this Agreement and of the Non-Competition Agreement and with all laws applicable thereto.

12.7                        No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

12.8                        Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to principles of conflicts of law thereunder.

12.9                        Arbitration.  In the event of any controversy or dispute between or among the Parties and any other persons executing this Agreement arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, the relevant parties shall attempt, promptly, diligently and in good faith, to resolve any such controversy or dispute by attending a meeting to discuss such dispute.  If the Parties are unable to resolve any such controversy or dispute within a reasonable time (but in no event exceeding sixty calendar days) of one Party giving notice in writing to the other requesting that amicable settlement be attempted, then either Party may require, by making a submission (the date of such submission, the “Submission Date”) to the Hong Kong International Arbitration Center (“HKIAC”) in Hong Kong that the controversy or dispute be finally resolved by binding arbitration administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained and as amended below (the “Arbitration Rules”):

(i)                                     The arbitration proceedings shall be conducted in Hong Kong.

(ii)                                  The arbitration tribunal shall consist of three arbitrators, one appointed by each Party.

(iii)                               A third arbitrator shall be appointed by agreement between the Parties within thirty days of the Submission Date, and if such Parties fail to jointly appoint the third arbitrator he shall be appointed in accordance with the Arbitration Rules.

(iv)                              The arbitration proceedings shall be conducted in English.

(v)                                 All costs of arbitration (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(vi)                              All arbitration awards shall be final and binding.

(vii)                           The Parties irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any suit, action or proceedings in arbitration as is referred to this clause and any claim that any such proceedings have been brought in an inconvenient or inappropriate forum.

HKIAC shall have exclusive jurisdiction with regard to all claims arising under or relating to this Agreement.  Notwithstanding the foregoing, in the event that either Party desires to seek an emergency temporary restraining order and/or preliminary injunction, the sixty day mediation period above shall not apply, and said Party may, but shall not be required to, seek such provisional remedy in the courts of Hong Kong (and the parties irrevocably consent to the jurisdiction of such courts) or any other relevant jurisdiction in aid of the arbitration proceeding in order to prevent a continuing violation of the Agreement.

The Parties hereby waive in any legal proceedings concerning or arising out of any such arbitration, including without limitation proceedings to compel arbitration, stay litigation, issue interim measures of protection including attachments, issue an injunction prior to the constitution of the arbitral tribunal, recognize or enforce an arbitral award, or enforce a court judgment issued on an arbitral award (“Ancillary Proceedings”) any defense of lack of personal jurisdiction or forum non conveniens or other similar doctrine and further irrevocably agree that decision in arbitration as provided above shall be conclusive and binding upon the Parties and may be enforced in the courts of any jurisdiction.

All costs of arbitration or any Ancillary Proceedings (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party.

All arbitration awards shall be final and binding and may be enforced in the courts of any jurisdiction.  The Parties agree that, if enforcement of the award (following confirmation by a Hong Kong court) is sought in China, neither Party shall challenge the award or its enforceability in any court in China, if the award has been recognized by a Hong Kong court.

Each Party and any other person executing this Agreement hereby unconditionally and irrevocably:  (1) agrees that, should any legal action or arbitral proceeding be brought against it in relation to a dispute arising under or related to this agreement, no immunity (sovereign or otherwise) from such legal action or arbitral proceeding shall be claimed by or on behalf of itself and is hereby waived to the maximum extent permitted by law; (2) consents generally to the maximum extent permitted by law in respect of the enforcement of any order, judgment or arbitral award against it in any relevant proceedings, to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, to the maximum extent permitted by law, the making, enforcement or execution against or in respect of any property used for commercial activity whatsoever; and (3) expressly disavows and waives to the maximum extent permitted by law any right to claim sovereign immunity in connection with any proceedings to compel arbitration or any proceedings to enforce or execute upon any arbitral award arising under or related to this agreement.

12.10                 Survival.  The representations and warranties contained herein shall survive the Closing for a period of one year following the Closing Date.

12.11                 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

12.12                 Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

12.13                 Adjustments in Share Numbers.  In the event of any share split, subdivision, dividend or distribution payable in Purchased Shares and/or the Top-Up Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Purchased Shares and/or Top-Up Shares), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares shall be amended to appropriately account for such event.

12.14                 Specific Performance.  The Company acknowledges and agrees that the Investor would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Investor may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.15                 Cross-Default. The Parties are entering into this Agreement in conjunction with the Master Purchase Agreement, and accordingly the Parties shall, as a term of this Agreement, comply with their respective obligations under the Master Purchase Agreement, and any breach by either Party thereunder shall be considered a breach of this Agreement. The Parties acknowledge that Section 9.06 (Exclusive Remedies) applies in respect of their rights and remedies in respect of any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

THE COMMON SEAL of CHINA LODGING GROUP, LIMITED was hereunto affixed in accordance with its articles of association	) ) ) )	Common Seal
	)	/s/ Qi Ji
	)	Name: Qi Ji
in the presence of:		Title: Chairman of the Board and CEO

Witness Signature:	/s/ Yuewu Rong

Name:	YUEWU RONG

Address:	2266 Hongqiao Road,
200336 Shanghai China

Occupation:	Legal Director

INVESTOR

THE COMMON SEAL of AAPC HONG KONG LIMITED was hereunto affixed in accordance with its articles of association	) ) ) )	Common Seal
	)	/s/ Kim Mooney
	)	Name: Kim Mooney
in the presence of:		Title: Director

Witness Signature:	/s/ Natta Charoennaew

Name:	Natta Charoennaew

Address:	Blk 203 Serangoon Central
# 05-80 Singapore 550203

Occupation:	Legal Assistant

SCHEDULE

TOTAL ADJUSTED VALUATION